Exhibit 10.27

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BETWEEN

HESS CORPORATION

AND

JOHN B. HESS

Membership Interest in Hess Toy Truck LLC

December 17, 2025

Hess Toy Truck LLC
Membership Interest Purchase Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT
TABLE OF CONTENTS

SECTION	PAGE

EXHIBIT A – CONVEYANCE DOCUMENTS

Hess Toy Truck LLC
Membership Interest Purchase Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) dated as of December 17, 2025 (the “Execution Date”) is made by and between Hess Corporation, a Delaware corporation (“Seller”) with offices at 1400 Smith Street, Houston, Texas 77002, and John B. Hess, an individual with a business address at 1185 Avenue of the Americas, 40th Floor, New York, NY 10036 (“Buyer”).

RECITALS
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to purchase and acquire from Seller, a 100% membership interest in Hess Toy Truck LLC, a limited liability company organized and existing under the law of the State of Delaware with its mailing address at 1185 Avenue of the Americas, New York, NY 10036 (“Company”) (collectively, the “Acquired Interest”);
NOW THEREFORE, in consideration of the mutual promises set out in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree to be bound by this Agreement.
AGREEMENT
1.DEFINITIONS, INTERPRETATION, AND EXHIBITS
1.1    Definitions. As used in this Agreement, these words or expressions have the following meanings:
“2025 Toy Truck Campaign” means all of the Company’s 2025 product lines (including, without limitation, the 2025 Plush Farm Tractor, the 2025 Mini Collection, and the 2025 Stock Car Racer).
“2026 Toy Truck Campaign” means all of the Company’s 2026 product lines (including, without limitation, any Plush, Mini, Collector Edition, and Holiday items).
“Acquired Interest” has the meaning provided such term in the Recitals to this Agreement.
“Accounting Adjustments” means the adjustments to the Purchase Price calculated in accordance with Exhibit B – Accounting Adjustments.
“Accrual Basis” means the basis of accounting under which costs and benefits are regarded as attributable to the period in which the liability for the costs is incurred, or the right to the benefits is earned, regardless of when invoiced, paid or received.
“Act” has the meaning given in Section 15.1.
“Adjusted Purchase Price” has the meaning given in Section 2.3(B).

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“Administrative Fee Adjustment” has the meaning given in Exhibit B – Accounting Adjustments.
“Affiliate” means any legal entity which controls, is controlled by, or is under common control with, another legal entity. An entity is deemed to “control” another if it owns directly or indirectly at least 50% of either of the following: (A) the shares entitled to vote at a general election of directors of such other entity or (B) the voting interest in such other entity if such entity does not have either shares or directors.
“Agreement” means this Membership Interest Purchase Agreement, including all attached Exhibits.
 “Applicable Law(s)” means any applicable laws, principles of common law, regulations, statutes, codes, rules, orders, ordinances, permits, policies, licenses, certifications, decrees, standards or memoranda of understanding imposed by any Government Entity, and any binding interpretations of the foregoing by any Government Entity.
“Assumed Obligations” has the meaning given in Section 9.1(A).
“Business Day” means a day other than Saturday or Sunday on which banks located in Houston, Texas are open for the transaction of business.
“Buyer” has the meaning given in the introductory paragraph.
“Buyer Parties” means Buyer and Buyer’s Affiliates, and the directors, officers, members, managers, partners, employees, contractors, and representatives of each of them.
“Buyer’s Representations and Warranties” means the representations and warranties made by Buyer in Section 3.1.
“Claim” means any claim, liability, loss, demand, damage, cost, lien, encumbrance, proceeding, cause of action, obligation, requirement, penalty, fine, interest and award, whether arising by law, contract, tort (including negligence), voluntary settlement, or in any other manner.
“Closing” means the consummation of the sale and purchase of the Company in accordance with Article 7.
“Closing Date” means the date on which Closing occurs, which is April 1, 2026, effective from 12:01 A.M. Central Time Zone, or such other date as the Parties may agree.
“Closing Documents” means the documents provided at Closing by Buyer or Seller, as applicable, in accordance with Section 7.3.
“Conditions Precedent” means the events referenced in Article 5 that must occur before either Party, as applicable, is obligated to close the Transaction.

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“Confidential Information” means all information (including business, competitively sensitive, technical, and other information) data, knowledge, ideas and work that are made available to either Party as a result of this Agreement, or all information that either Party learns, discovers, develops or creates as a consequence of or arising out of this Agreement, including all original works of authorship, inventions, discoveries and improvements.
“Conveyance Documents” means the documents attached as Exhibit A – Conveyance Documents.
“CPR” has the meaning given in Section 15.4.
“Dispute” means any claim, disagreement or controversy arising out of this Agreement, including a Claim under this Agreement and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, termination or breach of this Agreement, whether based in contract, tort or in any other manner.
“Dollars” or “US$” means United States Dollars.
“Excluded Claim” means any Claim that Company may have against Seller arising under the IP Agreement.
“Execution Date” means the date in the introductory paragraph.
“Final Settlement Statement” means that statement referred to in Section 4.3(A).
“Future Campaign” means any product of the Company for any future year that is not included in the 2026 Toy Truck Campaign.
“Government Entity” means any department, exchange, authority, commission, board, instrumentality or agency of any municipal, local, state, federal, tribal or other governmental authority (including regulatory authorities and administrative bodies) and any subdivision of the foregoing; or any court, tribunal, or arbitrator of competent jurisdiction.
“IP Agreement” shall mean that certain Assignment & License Back Agreement entered into by and between Seller and Company, effective as of November 4, 2025.
“Indemnifying Party” means a Party potentially or actually required to indemnify, defend, release and hold harmless an Indemnitee pursuant to this Agreement.
“Indemnitee” means a Party potentially or actually entitled to be indemnified, defended, released and held harmless pursuant to this Agreement.
“Interim Period” means the period from and including the Execution Date until Closing.
“Lien” means any lien, mortgage, title defect, security interest, lease, trust, International Interest, Prospective International Interest, conditional sales contract, charge, claim, or other encumbrance, or right of others, of every kind.

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“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement of similar formation or governing documents and instruments.
“Party” means each of Seller and Buyer, and “Parties” means both of them.
“Person” means an individual, corporation, company, association, partnership, state, statutory corporation, Government Entity or any other legal entity.
“Preliminary Settlement Statement” means the statement described in Section 4.1(A).
“Purchase Price” means the amount payable by Buyer to Seller under Section 2.1.
“Reasonable Efforts” means, with respect to conduct under this Agreement, the efforts that a reasonable person in the position of the applicable Party would use to engage in that conduct effectively without incurring unreasonable expenses.
“Revenues” means all sales invoices, receivables, revenue, receipts, rebates, and any benefits arising out of or in respect of the Company except those that relate to Taxes.
“Seller” has the meaning given in the introductory paragraph.
“Seller’s Account” means the bank account that payments under this Agreement are to be made to for the benefit of Seller, for which Seller provides to Buyer all relevant details in writing at least three Business Days prior to Closing.
“Seller Parties” means Seller and Seller’s Affiliates, and the directors, officers, members, managers, partners, employees, contractors, and representatives of each of them.
“Seller’s Representations and Warranties” means representations and warranties made by Seller in Section 3.2.
“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges in the nature of a tax imposed by any Government Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated or other similar charge, including any interest, penalty, or addition thereto imposed by a Government Entity.
“Third Party” means any Person other than Seller Parties or Buyer Parties.
“Third Party Claim” means any of the following:
(A)Any Claim filed by any Third Party.

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(B)Any written threat to file a Claim by any Third Party.
(C)Any matter noted in writing made by any Third Party that could reasonably be construed to result in a Claim being commenced if such matter is not resolved.
“Transaction” means the transactions contemplated by this Agreement.
“Transaction Tax” means any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.
1.2    Interpretation. Unless the context expressly requires an interpretation to the contrary, all of the following apply to the interpretation of this Agreement:
(A)The plural and singular words each include the other.
(B)The masculine, feminine, and neutral genders each include the others.
(C)The word “or” is not exclusive.
(D)The words “includes” and “including” are not limiting.
(E)References to the Parties include their respective successors and permitted assignees.
(F)The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof” and similar words refer to this Agreement as a whole and not to any particular section, subsection or other subdivision unless expressly so limited.
(G)References to matters “arising” (or which “arise” or “arises”) “out of this Agreement” include matters which arise in connection with this Agreement or have a causal connection with or which flow from this Agreement or which would not have arisen or occurred but for the entering into this Agreement or the performance of or failure to perform obligations under this Agreement.
(H)The recitals, table of contents, and headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.
(I)A capitalized derivative or other variation of a defined term has a corresponding meaning and must be construed accordingly.
(J)If a conflict exists between any provisions of this Agreement as they apply to a Party, the provision that imposes the more stringent obligation on that Party prevails to the extent of the conflict.
(K)Where provision is made for agreement or the giving of notice, approval or consent by any Party, unless otherwise specified, such agreement, notice, approval or consent must be in writing.

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(L)Any event under this Agreement which is scheduled to occur on a day that is not a Business Day will be deferred until the next succeeding Business Day.
2.PURCHASE AND SALE, PURCHASE PRICE
2.1    Purchase and Sale of Acquired Interest. Upon the terms and subject to the conditions of this Agreement, at Closing Seller shall sell, transfer, convey, grant, and assign, free of all Liens, the Acquired Interest, and Buyer agrees to purchase and acquire the Acquired Interest, in exchange for consideration equal to $40,000 (the “Purchase Price”).
2.2    Method of Payment. All payments under this Agreement will be (A) made in Dollars, (B) by bank wire transfer, in immediately available funds, paid without set-off, withholding or any deduction of any kind including for any taxes, banking, transfer or other costs or Claims, (C) directly into Seller’s Account as it relates to the Purchase Price.
2.3    Adjustment to Purchase Price.
(A)The Purchase Price will be adjusted in accordance with the Accounting Adjustments set forth in Exhibit B Accounting Adjustments.
(B)The Purchase Price, as adjusted by the items set forth in Section 2.3(A) is the “Adjusted Purchase Price.” The Adjusted Purchase Price will be identified in the Preliminary Settlement Statement and the Final Settlement Statement.
(C)Notwithstanding any contrary provision in this Agreement, no item taken into account in calculating an adjustment under this Agreement will be taken into account in calculating any other adjustment so as to result in a Party making or receiving a payment twice in respect of any such item.
3.REPRESENTATIONS AND WARRANTIES
3.1    Buyer hereby represents and warrants to Seller as follows:
(A)[Reserved.]
(B)Authorization. Buyer (1) has full power and authority to enter into and perform this Agreement and the Buyer Closing Documents and consummate the Transaction, and (2) has taken all actions necessary to authorize execution, delivery, and performance of this Agreement, the Buyer Closing Documents and the Transaction.
(C)Valid and Binding Obligation. This Agreement has been, and at Closing each of the Buyer Closing Documents will be, duly executed and delivered by Buyer and, assuming due execution and delivery by Seller, constitute and will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(D)[Reserved.]
(E)No Brokers. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment

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of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller may have any liability.
3.2    Seller hereby represents and warrants to Buyer as follows:
(A)Formation. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to carry out its business in Texas.
(B)Authorization. Seller (1) has full power and authority to enter into and perform this Agreement and the Seller Closing Documents and consummate the Transactions, and (2) has taken all actions necessary to authorize execution, delivery, and performance of this Agreement, the Seller Closing Documents and the Transactions.
(C)Valid and Binding Obligation. This Agreement has been, and at Closing each of the Seller Closing Documents will be, duly executed and delivered by Seller and, assuming due execution and delivery by Buyer, constitute and will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(D)No Conflict with Organizational Documents of Seller. The execution, delivery and performance by Seller of this Agreement and the Seller Closing Documents, and the consummation by Seller of the Transactions, do not and will not violate, or result in a breach of, any provision of the Organizational Documents of Seller.
(E)No Brokers. Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding Claim for the payment of any broker’s or finder’s fee in connection with the origination, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.
4.INTERIM PERIOD, POST-CLOSING MATTERS AND ACCOUNTING ADJUSTMENTS
4.1    Preliminary Settlement Statement.
(A)No later than twenty Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer a preliminary settlement statement or statements (each a “Preliminary Settlement Statement”) that sets forth the Adjusted Purchase Price.
(B)The Preliminary Settlement Statement will contain reasonable estimates where actual amounts are not known at the time. As actual costs and revenues are known, these amounts will be taken into account in the Final Settlement Statement. The Preliminary Settlement Statement will be prepared in accordance with accounting practices used in Seller’s ordinary course of business in connection with the Hess Toy Truck business.
4.2    Revenues, Expenses and Third Party Invoices.

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(A)Seller is (1) entitled to all Revenues relating to the 2025 Toy Truck Campaign on an Accrual Basis and (2) responsible for and required to pay costs, expenses or that portion of any charge or invoice received that is applicable to work performed or material received relating to the 2025 Toy Truck Campaign.
(B)Buyer is (1) entitled to all Revenues relating to the 2026 Toy Truck Campaign and any Future Campaign on an Accrual Basis and (2) responsible for and required to pay costs, expenses or that portion of any charge or invoice received that is applicable to work performed or material received relating to the 2026 Toy Truck Campaign and any Future Campaign.
(C)Each Party will return Third Party charges including government and regulatory assessments (such as taxes, duties, and fees) and invoices to the billing party for rebilling to the other Party if such invoices are outside each Party’s applicable time period (i.e., the 2025 Toy Truck Campaign with respect to Seller; the 2026 Toy Truck Campaign and any Future Campaign with respect to Buyer).
(D)The allocation of Revenues, costs and expenses will be accomplished by Preliminary Settlement Statement and the Final Settlement Statement utilizing the Accounting Adjustments. After the Final Settlement Statement, if a Party receives Revenues allocated to the other Party, it will promptly pay the other Party such received Revenues.
4.3    Final Settlement Statement.
(A)On or before the Business Day following 90 days after Closing, Seller will prepare and deliver to Buyer a statement (the “Final Settlement Statement”), which will include:
(1)Any additional adjustments under Section 2.3 and any changes to the Accounting Adjustments that were set forth in the Preliminary Settlement Statement, showing the calculation of such changes.
(2)Any resulting amount due to Buyer against any amount or sum that Buyer may otherwise owe to Seller under the terms of this Agreement or any other agreement between Buyer and Seller.
(3)Copies of Third Party vendor invoices in excess of US$10,000.00 each, or other evidence of expenses agreed to by Buyer and Seller.
(B)Within 30 days of receipt of the Final Settlement Statement, Buyer will deliver to Seller a notice, either agreeing to the amounts due as set out in the Final Settlement Statement or setting out any changes that Buyer proposes be made to the Final Settlement Statement. If Buyer fails to deliver a notice within that period, Buyer shall be deemed to have agreed to the Final Settlement Statement and each Party will pay any amount it owes to the other Party within 10 Business Days after that period. If Buyer timely delivers a notice proposing changes to the Final Settlement Statement, then the following applies:
(1)Any amount which is not subject to dispute will be paid by the Party owing such amount within 10 Business Days.
(2)The Parties will negotiate in good faith and use their Reasonable Efforts to agree upon any disputed amounts due pursuant to the Final Settlement Statement no later than 30 days after Buyer’s submission of its notice to Seller.

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(3)If the Parties fail to agree upon the amounts due within 30 days after Buyer’s submission of its notice to Seller, then the disputed amounts will be resolved pursuant to Section 15.
(4)Any payment owed by a Party to the other Party after resolution pursuant to Section 15 must be paid within 10 Business Days of such resolution.
(C)Subject to Section 4.4(B), the Final Settlement Statement is final and binding upon the Parties as to those Accounting Adjustments included therein. Buyer and Seller are not prohibited from settling additional accounting matters that may arise after the Final Settlement Statement as provided elsewhere in this Agreement.
(D)Revenues or expenses that are not addressed by the Accounting Adjustments set forth in Exhibit B – Accounting Adjustments, must be paid or reimbursed within 10 Business Days after any Party discovers that such amount is owed (whether through receipt of notification from the other Party or otherwise). Any such payments must be made to Seller’s Account or Buyer’s Account, as appropriate.
4.4    Audits.
(A)Any revenues, receipts, costs, charges, expenses, liabilities or obligations (including the cost of any audit) that result from an audit of the Company from any other subsequent adjustment in relation to the operation of, and expenditure attributable to, the Company in the 2025 Toy Truck Campaign accrue to Seller.
(B)Any revenues, receipts, costs, charges, expenses, liabilities or obligations (including the cost of any audit) that result from an audit of the Company from any other subsequent adjustment in relation to the operation of, and expenditure attributable to, the Company in the 2026 Toy Truck Campaign accrue to Buyer.
(C)If as a result of any audit adjustment, either Buyer or Seller is liable to pay any amount to the other, then, to the extent that the Purchase Price has not otherwise already been adjusted pursuant to the provisions of this Section 4 and Exhibit B – Accounting Adjustments in respect thereof, or the amount has not otherwise been paid, such amount must be paid to Buyer or Seller (as appropriate) within 30 days after the amount receivable or payable as a result of such an audit or other subsequent adjustment has been taken into account by the relevant Party in the Party’s billing statement.
4.5    Calculating Adjustments.
(A)No payment will be made under this Section 4 in respect of any item to the extent that the Purchase Price has already been adjusted under Section 2.3 or Exhibit B – Accounting Adjustments in respect of that item.
(B)All of the calculations to be made pursuant to this Section 4, Section 2.3 and Exhibit B – Accounting Adjustments will be made on an Accrual Basis and in accordance with accounting practices used in Seller’s ordinary course of business in connection with the Hess Toy Truck business. These principles will be consistently applied for the purposes of any and all Disputes between the Parties.
(C)Where responsibility for any liability or Company has been allocated to a Party by adjustment to the Purchase Price under this Section 4 and Exhibit B – Accounting Adjustments, no indemnity operates so as to give a Party multiple

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credits or multiple liability for such liability or to reallocate responsibility for such liability.
4.6    Operations During Interim Period. During the Interim Period, Seller, in its sole discretion, will use, operate, and maintain the Company in substantially the same manner in which they have been used, operated, and maintained prior to the Execution Date.
5.CONDITIONS PRECEDENT TO CLOSING
5.1    Conditions Precedent to Seller’s Obligation to Sell. The following are the Conditions Precedent to Seller’s obligation to consummate the Transaction pursuant to this Agreement, any of which may be waived (in whole or in part) by Seller:
(A)Buyer has performed and complied in all material respects with the terms and conditions of this Agreement required to be performed or complied with by Buyer at or prior to Closing, except where the failure of Buyer to perform or comply in all material respects with such obligations, agreements or covenants would not be expected to have a material adverse effect on Seller.
(B)No action or proceeding by any Government Entity has been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) seeking to restrain, prohibit or invalidate the Transaction.
(C)Buyer’s Representations and Warranties must be true and correct in all material respects on the Closing Date as though made on the Closing Date.
(D)Buyer has delivered (or is ready, willing and able to deliver at Closing) to Seller the documents and items required to be delivered by Buyer under Section 7.3.
5.2    Conditions Precedent to Buyer’s Obligation to Purchase. The following are the Conditions Precedent to Buyer’s obligation to consummate the Transaction pursuant to this Agreement, any of which may be waived (in whole or in part) by Buyer:
(A)Seller has performed and complied in all material respects with the terms and conditions of this Agreement required to be performed or complied with by Seller at or prior to Closing, except where the failure of Seller to perform or comply in all material respects with such obligations, agreements or covenants would not be expected to have a material adverse effect on Buyer.
(B)No action or proceeding by any Government Entity has been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) seeking to restrain, prohibit or invalidate the Transaction.
(C)Seller’s Representations and Warranties must be true and correct in all material respects on the Closing Date.
(D)Seller has delivered (or is ready, willing and able to deliver at Closing) to Buyer the documents and items required to be delivered by Seller under Section 7.3.
5.3    Fulfillment of Conditions Precedent.
(A)Each Party will, and will cause its Affiliates to, use Reasonable Efforts to satisfy the Conditions Precedent to its obligation to consummate the Closing, including the execution of all such other documents, acts and things as may be reasonably required in order to satisfy the Conditions Precedent.

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(B)Each Party will promptly provide to the other Party all such information and documentation concerning that Party as may be necessary to enable the other Party to prepare and submit all necessary filings required by any Government Entity in connection with the Transaction and otherwise to satisfy the Conditions Precedent.
6.TERMINATION
6.1    Termination of Agreement. This Agreement may be terminated by written notice to the other Party at any time prior to Closing upon the occurrence of any of the following events:
(A)By Seller if any Condition Precedent in Section 5.1 remains unsatisfied as of the Closing Date, provided that Seller is not then in breach of any of its obligations under this Agreement and Seller has not waived such Condition Precedent.
(1)Seller’s written notice under this Section 6.1 must include a description of such unsatisfied Conditions Precedent. If such notice alleges Buyer failed to satisfy the Conditions Precedent in Section 5.1(A), Section 5.1(C) or Section 5.1(D), Buyer will have 15 days to cure the breach. If the breach is not cured within this period, Seller may terminate the Agreement.
(B)By Buyer if any Condition Precedent in Section 5.2 remains unsatisfied as of the Closing Date, provided that Buyer is not then in breach of any of its obligations under this Agreement and Buyer has not waived such Condition Precedent.
(1)Buyer’s written notice under this Section 6.1 must include a description of such unsatisfied Conditions Precedent. If such notice alleges Seller failed to satisfy the Conditions Precedent in Section 5.2(A), Section 5.2(C) or Section 5.2(D), Seller will have 15 days to cure the breach. If the breach is not cured within this period, Buyer may terminate the Agreement.
(C)By Seller, if Buyer violates Section 13.1.
(D)By written agreement of the Parties.

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6.2    Effect of Termination.
(A)Survival of Certain Obligations. If this Agreement is terminated prior to Closing, (1) this Section 6, (2) all provisions in this Agreement containing waivers, disclaimers or releases, (3) all defined terms and interpretations, (4) all provisions relating to remedies, limitations of liability, survival and termination, (5) Section 14, (6) Section 15, and (7) all causes of action, in each case, survive indefinitely until, by their respective terms, they are no longer operative or are otherwise limited by an applicable statute of limitations.
(B)Parties’ Liabilities. Termination of this Agreement pursuant to any provision of Section 6.1 will not relieve any Party of liability for any (1) breach of this Agreement occurring prior to such termination or (2) breach of any provision of this Agreement that specifically survives termination of this Agreement.
(C)Termination Without Cause. If this Agreement is terminated without cause each Party will be responsible for its own expenses incurred in connection with this Agreement.
7.CLOSING
7.1    Place of Closing. Closing will take place virtually.
7.2    Date of Closing. Closing will occur on the Closing Date.
7.3    Closing Procedure. At Closing, the Parties will take the following actions:
(A)Buyer and Seller will execute and acknowledge the Conveyance Documents.
(B)Buyer will deliver the Conveyance Documents.
(C)Seller and Buyer will execute duplicates of the Preliminary Settlement Statement.
(D)Buyer will pay to Seller the Adjusted Purchase Price based upon the Preliminary Settlement Statement.
(E)Seller will execute and deliver to Buyer an Affidavit of Non-Foreign Status.
(F)Seller will deliver a set of the Conveyance Documents to Buyer, retaining a set for Seller’s records.
7.4    Date of Transfer of Company. Provided that Closing occurs, the transfer and assignment of the Company from Seller to Buyer will be effective for accounting purposes as of the Closing Date.
7.5    Further Assurances. Following Closing, the Parties will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action, as may be necessary or advisable to carry out their obligations under this Agreement, and under any document, certificate or other instrument delivered pursuant to this Agreement
8.RELEASE, DISCLAIMERS, INDEMNITIES
8.1    Release. Effective as of the Closing, except for any rights or obligations under this Agreement (including as regards the breach by Seller of any representation, warranty or covenant made by it under this Agreement), and except with respect to any Excluded

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Claim, Buyer, on behalf of itself and each of its Affiliates and each of their respective current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller, its Affiliates and each of their respective current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all Claims, causes of action, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which any Releasing Party may have now or in the future against each of the Released Parties in respect of any cause, matter or thing relating to Seller’s ownership of the Acquired Interest, in each case, occurring or arising on, prior to, or after the Closing (each, as applicable, a “Released Claim”). Each Party, on behalf of itself and each Releasing Party, covenant and agree that no Releasing Party shall assert any Released Claim against the Released Parties.
8.2    Disclaimers.
(A)Except as otherwise expressly provided in Section 3.2 (Seller’s Representations and Warranties) and Section 11.1, Seller makes all of the following disclaimers: A) the Acquired Interest is being sold on an “AS IS, WHERE IS” basis and with all faults; and 2) no Seller Party has any authority, express or implied, to make any representations or warranties.
(B)Nature of Representations and Warranties. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Agreement. Except for a breach of any of Seller’s Representations and Warranties or any of Buyer’s Representations and Warranties, as applicable, no Claim, whether in tort, contract or otherwise, may be made by a Party in respect of the representations and warranties made in this Agreement, other than any claim for fraud.
8.3    Buyer Acknowledgements. Buyer acknowledges and agrees that at Closing, it shall accept the Acquired Interest in its then “AS IS, WHERE IS” condition and with all faults, with an expressed acceptance and understanding of the disclaimers, waivers and assumptions contained in this Agreement.
9.ASSUMPTION OF RISK AND RESPONSIBILITIES
9.1    BUYER ASSUMPTION OF RISK AND RESPONSIBILITY
(A)Subject to Closing and effective as of the Closing Date, and except with respect to any Excluded Claim, Buyer assumes full responsibility for and agrees to fully perform, pay, fulfill, satisfy and discharge (or cause to be fully performed, paid, fulfilled, satisfied or discharged) all obligations, including all Claims, known or unknown, with respect to the Acquired Interests, regardless of whether such obligations or Claims arose prior to, on or after the Closing Date, including all of the Claims and Obligations set forth in Sections 9.1(A)(1) through (3) below following (collectively with the above, the “Assumed Obligations”):
(1)Obligations and Claims relating in any manner to the ownership, operation or use of the Acquired Interests and the business related thereto.
(2)Any Third Party Claim.

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(3)Any other obligations assumed by Buyer pursuant to this Agreement not otherwise set forth in this Section 9.1.
10.CLAIMS, LIABILITIES, AND INDEMNITIES
10.1    Exclusive Remedy. Except with respect to any Excluded Claim, the indemnification provisions of this Agreement will, from and after the Closing, constitute the sole and exclusive remedy of each Buyer Party and each Seller Party with respect to any Claim, regardless of the manner in which any Claim is characterized or pleaded, arising from, based upon, related to or associated with the Acquired Interests, this Agreement or the Transactions, including any Claim for breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement or confirmed in any certificate delivered pursuant to this Agreement; provided that nothing in this Section 10.1 will prevent either Party from (a) seeking injunctive or equitable relief as otherwise allowed by this Agreement or in pursuit of its indemnification claims or (b) bringing any claim for fraud.
10.2    Buyer’s Indemnification. Except with respect to any Excluded Claim, and subject to Closing and effective as of the Closing Date, Buyer will be responsible for, will pay on a current basis, and defend, indemnify, hold harmless and forever release the Seller Parties from and against any and all Claims arising from, based upon, related to or associated with any of the following:
(A)Any breach by Buyer of any of Buyer’s Representations and Warranties as though made at and as of the Closing (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date).
(B)Any breach by Buyer of its covenants and agreements under this Agreement.
(C)The Assumed Obligations.
10.3    Seller’s Indemnification. Subject to Closing and effective as of the Closing Date, subject to the limitations in this Section 10, Seller will be responsible for, will pay on a current basis, and defend, indemnify, hold harmless and forever release Buyer Parties from and against any and all Claims arising from, based upon, related to or associated with any of the following:
(A)Any breach by Seller of any of Seller’s Representations and Warranties as though made at and as of the Closing (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date).
(B)Any breach by Seller of its covenants and agreements under this Agreement.
(C)Taxes allocated to Seller pursuant to Article 11.
10.4    Survival.
(A)Seller’s Representations and Warranties and Buyer’s Representations and Warranties shall survive Closing until, and shall expire and terminate upon, the date that is twelve (12) calendar months after the Closing Date. Any

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Claim for indemnification pursuant to Section 10.2(A) or Section 10.3(A) must be made on or before the applicable date on which such representation or warranty expires pursuant to this Section 10.4.
(B)Nothing in this Section 10.4 is intended to limit the survival of any representation or warranty or any related indemnification obligation pursuant to which a Claim has been properly asserted or notice of a Claim has been properly provided, in each case in accordance with the terms of this Agreement, prior to the expiration of such representation or warranty and any such representation or warranty (and the related obligation of a Party to indemnify, defend, release and hold harmless the Party claiming a breach of such representations or warranty) will survive solely for the purposes of such a Claim until that Claim and the indemnity with respect thereto are resolved pursuant to the terms of this Agreement.
(C)Despite consummation of Closing, all other provisions in this Agreement containing disclaimers, waivers, assumptions, releases, indemnity, defense, release and hold harmless obligations, and all provisions relating to remedies, audit, records retention, confidentiality, taxes, conflicts of interest, improper payment, insurance, limitations of liability, confidentiality, dispute resolution and governing law, and all related causes of action, survive indefinitely until, by their respective terms, they are no longer operative or are otherwise limited by an applicable statute of limitations.
10.5    Limitation on Classes of Damages.
(A)The Parties mutually waive and release to the fullest extent permitted by Applicable Law, and none of the Seller Parties or Buyer Parties will be entitled to recover from Buyer or Seller or their respective Affiliates, all or any of the following Claims for damages arising out of this Agreement, whether such Claims are made in connection with an indemnity specified in this Section 10, a breach of any obligation under this Agreement or otherwise, except for Claims arising from the obligation of a Party to indemnify, defend, release and hold harmless the other Party for Third Party Claims:
(1)Indirect, remote, speculative, special or consequential loss.
(2)Loss of profits, loss of prospective economic advantage or benefit, or loss of business opportunity, in each case whether direct, indirect or consequential.
(3)Punitive, treble or exemplary damages.
(B)The limitations, exclusions, waiver and release under this Section 10.5 apply regardless of the active, passive, contributory, concurrent, gross, or sole negligence, intentional, wanton, or willful misconduct, strict liability without fault, regulatory liability, or other fault or responsibility of either Party.
(C)No Applicable Law, theory or public policy will be given effect which would undermine, diminish or reduce the effectiveness of the waivers, exclusions, disclaimers and releases in this Section 10.5, it being the express intent, understanding and agreement of the Parties that such waivers, exclusions, disclaimers and releases are to be given the fullest effect.

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11.TAXATION
11.1    Transaction Taxes. Any Transaction Taxes shall be paid by the Seller when due, Seller will, at its own expense, file all necessary tax returns and other documentation with respect to any such Transaction Taxes, and, if required by Applicable Law, Buyer will, and will cause Affiliates to, join in the execution of any such tax returns and other documentation. Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transaction Taxes.
12.CONFIDENTIALITY AND ANNOUNCEMENTS
12.1    Buyer shall keep all Confidential Information of Seller confidential and shall ensure that Buyer Parties do not disclose any such Confidential Information to any other Person without the prior written consent of Seller; provided, however, Buyer Parties may disclose Confidential Information as deemed necessary by Buyer Parties under Applicable Law to Government Entities (including for the avoidance of doubt, applicable stock exchange rules and regulations) without prior written consent. The Buyer acknowledges and agrees that due to the unique nature of the Confidential Information, there may be no adequate remedy under Applicable Laws for any breach of the obligations set out in this Section 12.1, and that any breach of these obligations may cause irreparable harm to the Seller Parties. Accordingly, Buyer agrees that upon any breach (or threat of a breach), Seller is entitled to immediate equitable relief, including a restraining order and preliminary injunction, and Seller may seek indemnification from the Buyer for any loss or harm in connection with any breach or enforcement of the Buyer’s obligations provided in this Section 12.1, or for the unauthorized use or release of Confidential Information disclosed by Buyer Parties. The Buyer shall notify Seller immediately upon the occurrence of any unauthorized release of Confidential Information furnished by Seller or other breach of this Section 12.1.
12.2    Seller shall keep all Confidential Information of the Buyer confidential and shall ensure that Seller Parties do not disclose any such Confidential Information to any other Person without the prior written consent of the Buyer; provided, however, Seller Parties may disclose Confidential Information as deemed necessary by Seller Parties under Applicable Law to Government Entities (including for the avoidance of doubt, applicable stock exchange rules and regulations) without prior written consent. Seller acknowledges and agrees that due to the unique nature of the Confidential Information, there may be no adequate remedy under Applicable Laws for any breach of the obligations set out in this Section 12.2, and that any breach of these obligations may cause irreparable harm to Buyer Parties. Accordingly, Seller agrees that upon any breach (or threat of a breach), the Buyer is entitled to immediate equitable relief, including a restraining order and preliminary injunction, and the Buyer may seek indemnification from Seller for any loss or harm in connection with any breach or enforcement of Seller’s obligations provided in this Section 12.2, or for the unauthorized use or release of Confidential Information disclosed by Seller Parties. Seller shall notify Buyer immediately upon the occurrence of any unauthorized release of Confidential Information furnished by the Buyer or other breach of this Section 12.2.
12.3    After the Closing Date, Seller shall keep all Confidential Information related to the Company confidential and shall ensure that Seller Parties do not disclose any such Confidential Information to any other Person without the prior written consent of the Company; provided, however, Seller Parties may disclose Confidential Information as deemed necessary by Seller Parties under Applicable Law to Government Entities (including for the avoidance of doubt, applicable stock exchange rules and regulations) without prior written consent. Seller acknowledges and agrees that due to the unique nature of the Confidential Information, there may be no adequate remedy under Applicable Laws for any breach of the obligations set out in this Section 12.3, and that any breach of these obligations may cause irreparable harm to the Company.

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Accordingly, Seller agrees that upon any breach (or threat of a breach), the Buyer and the Company are entitled to immediate equitable relief, including a restraining order and preliminary injunction, and the Buyer and the Company may seek indemnification from Seller for any loss or harm in connection with any breach or enforcement of Seller’s obligations provided in this Section 12.3, or for the unauthorized use or release of Confidential Information disclosed by Seller Parties. Seller shall notify Buyer and the Company immediately upon the occurrence of any unauthorized release of Confidential Information related to the Company or any other breach of this Section 12.3.
12.4    Publicity. Each Party agrees that, except to the extent necessary to comply with the requirements of Applicable Laws or applicable stock exchange rules and regulations, neither it nor any of its Affiliates or representatives shall make or cause to be made, a press release or similar public announcement or communication in respect the transaction or concerning the existence or subject matter of this Agreement unless approved in advance by the other Party, which approval cannot be unreasonably withheld, conditioned or delayed; provided, however, that Seller and its Affiliates may make statements with respect to the Transaction in investor presentations, press releases, or filings with the Securities and Exchange Commission and other Government Entities.
13.ADDITIONAL OBLIGATIONS
13.1    Conflict of Interest. No Buyer Parties will in connection with this Agreement: (A) enter into any business arrangement with any director, employee, or agent of Seller, or any of its Affiliates without Seller’s prior written consent (other than any Buyer Party) or (B) give to or receive from any director, employee, or agent of Seller, or any of its Affiliates (other than any Buyer Party) anything that is more than a nominal cost or value.
13.2    [Reserved.]
14.NOTICES
14.1    All notices and communications required or permitted under this Agreement must be in writing and addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (1) actual receipt by the Party to be notified, (2) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (3) if sent by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery and (4) if sent by electronic mail, the date sent if at least one Party addressee acknowledges receipt of such email (provided that an automated response from the email account or server of the intended recipient does not constitute an affirmative reply) and the notice is in portable document format (pdf).
14.2    Addresses for all such notices and communications will be as follows:
To Seller:
Hess Corporation
c/o Chevron U.S.A. Inc.
1400 Smith Street
Houston, Texas 77002
Attn: [Redacted]
Email: [Redacted]

To the Buyer:

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John B. Hess
1185 Ave. of the Americas, 40th Floor
New York, NY 10036
Attn: [Redacted]
Email: [Redacted]
14.3    Each Party may change its representative or contact information by giving notice to the other Party. Notices which do not comply with the requirements of this Agreement are ineffective, and do not impart actual or any other kind of notice
15.GOVERNING LAW AND RESOLUTION OF DISPUTES
15.1    Governing Law. The Agreement and its subject matter, and the contractual and non-contractual rights and obligations of the Parties arising out of or in connection with the foregoing, are governed by and interpreted under the laws of the State of New York, without regard to any choice of law rules, except that rules of the Federal Arbitration Act, 9 USC §§1-16 (the “Act”) govern this Section.
15.2    Resolution of Disputes. The Parties shall exclusively and finally resolve any dispute using direct negotiations, mediation as set out in Section 15.3, and then arbitration as set out in Section 15.4. If any dispute arises out of or in connection with the Agreement, including any question regarding its existence, validity, or termination, either Party may initiate the dispute resolution process by giving notice to the other Party setting out, in writing and in detail, the issues in dispute and the value of the Claim.
15.3    Mediation. If the dispute cannot be resolved by direct negotiations within 30 days from the date of written notice initiating the dispute resolution process, either Party may initiate mediation by giving notice to the other Party. Mediation must be attended by a representative from each Party with decision-making authority. The place of mediation will be Houston, Texas.
15.4    Arbitration Proceedings. If the Parties fail to resolve the dispute within 60 days from notice of mediation, then the dispute must be finally resolved by binding arbitration and either Party may initiate arbitration by giving notice to the other Party. One arbitrator (or three arbitrators if the monetary value of the dispute is more than US$5,000,000) will conduct the proceedings in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Administered Arbitration which are deemed to be incorporated by reference into this Section. To the extent of any conflicts between the Act or CPR Rules and the provisions of this Agreement, the provisions of this Agreement prevail. The CPR is the appointing authority for the arbitrator(s). The seat of arbitration will be New York, New York. All arbitration fees and costs will be paid equally, regardless of which Party prevails and each Party shall pay its own costs of legal representation and witness expenses. The arbitration award is final and binding, and the arbitrators should use their best efforts to issue the award within 90 days from completion of the arbitration hearing. Any communications and documents related to the dispute will be confidential and may not be disclosed to any Third Party or used for any other purposes, except to the extent that disclosure is necessary to fulfill a legal obligation or to protect a legal right. Regardless of the Parties’ requirement to arbitrate, any of the following may be brought in a court of competent jurisdiction: proceedings to (A) preserve property pending determination by the arbitrator(s), (B) enforce the confidentiality or data protection obligations under the Agreement, the failure of which to enforce the Parties agree would cause irreparable harm, or (C) to compel arbitration. Any prevailing Party in the arbitration may file an action to enforce a judgment entered on an arbitration award.

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16.GENERAL PROVISIONS
16.1    Prior Agreements. This Agreement comprises the complete and exclusive agreement between the Parties regarding the subject matter of this Agreement, and supersede all oral and written communications, negotiations, representations or agreements in relation to that subject matter made or entered into before the Execution Date.
16.2    Amendment. No amendment to this Agreement is effective unless made in writing, expressly identified as an amendment to this Agreement, and signed by authorized representatives of both Parties.
16.3    Assignments. No Party shall assign this Agreement or any part hereof, by operation of law or otherwise, without the prior consent of the other Party, which consent cannot be unreasonably withheld, conditioned or delayed. Any attempted assignment in violation of this Section shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
16.4    Third Party Rights. No Third Party has any rights under this Agreement or may enforce any provision in this Agreement.
16.5    No Recourse Against Non-Party Affiliates. Except for the rights of Seller Parties and Buyer Parties in this Agreement, all Claims that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against (and are those solely of) the Parties. Each Party may elect to exercise or not exercise the indemnification, defense, release and hold harmless rights under this Agreement on behalf of any member of Seller Parties or Buyer Parties, as applicable, and no member of any such group will have any rights under this Agreement except to the extent exercised on its behalf by Seller or Buyer, as the case may be.
16.6    Waiver. No waiver by either Party of this Agreement’s terms, provisions or conditions is effective unless specifically evidenced in writing and signed by or on behalf of the Party granting such waiver. A Party’s failure to pursue remedies for breach of this Agreement does not constitute a waiver by such Party of any breach of this Agreement or raise any defense against Claims against a Party for breach of this Agreement. The waiver or failure to require the performance of any covenant or obligation contained in this Agreement or to pursue remedies for breach of this Agreement does not waive a later breach of that covenant or obligation.
16.7    Severability. Each provision of this Agreement is severable and if any provision is determined to be invalid, unenforceable or illegal under any existing or future law by a court or arbitrator of competent jurisdiction or by operation of any Applicable Law, this invalidity, unenforceability or illegality does not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal. Upon such determination that any term or other provision or part of this Agreement is invalid, illegal or unenforceable, the Parties will negotiate to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.
16.8    Drafting. Each Party has participated in the drafting of this Agreement and has had the opportunity to consult with legal counsel and any other advisors of its choice to its satisfaction regarding the terms and provisions of this Agreement. As a result, the rule of construction that an agreement be construed against the drafter does not apply to this Agreement.

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16.9    Costs and Expenses. Each Party will pay its own costs and expenses in relation to the preparation, negotiation, and execution of this Agreement and the documents contemplated or executed pursuant to this Agreement.
16.10    Counterparts. This Agreement may be executed in any number of counterparts (including in portable document format (pdf)), each of which shall be deemed an original of this Agreement, and which together will constitute one and the same instrument; provided that neither Party is bound to this Agreement unless and until both Parties have executed and delivered a counterpart. For purposes of assembling all counterparts into one document, Seller is authorized to detach the signature page from one or more counterparts and, after signature by the respective Party, attach each signed signature page to a counterpart. The exchange of signature pages by facsimile or email to all Parties constitutes execution and delivery of this Agreement.
The remainder of this page is intentionally left blank.

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IMPORTANT NOTICE: THIS AGREEMENT CONTAINS PROVISIONS REGARDING INDEMNITIES AND WARRANTIES THAT EXPRESS THE AGREEMENT OF THE PARTIES CONCERNING CLAIMS ARISING OUT OF THIS AGREEMENT.
The Parties have executed this Agreement as evidenced by the following signatures of authorized representatives of the Parties:
SELLER: Hess Corporation	BUYER: John B. Hess
Signature: /s/ Urs Widmer	Signature: /s/ John B. Hess
Name: Urs Widmer
Title: Officer

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EXHIBIT A – CONVEYANCE DOCUMENTS
ACQUIRED INTEREST ASSIGNMENT AND ASSUMPTION AGREEMENT

    THIS ACQUIRED INTEREST ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) dated April 1, 2026 (the “Closing Date”), is by and between Hess Corporation, a Delaware Corporation with offices at 1400 Smith Street, Houston, Texas 77002 (“Assignor”), and John B. Hess, an individual with a business address at 1185 Avenue of the Americas, 40th Floor, New York, NY 10036, (“Assignee”). Assignor and Assignee may sometimes be referred to in this Assignment individually as a “Party” and together as the “Parties”. Defined terms used herein and not otherwise defined shall have the meanings given such terms in the MIPA (defined below).
    WHEREAS, Assignor owns a one hundred percent membership interest in Hess Toy Truck LLC, a Delaware limited liability company (“Acquired Interest”);
    WHEREAS, upon the terms and subject to the conditions set forth in that certain Membership Interest Purchase Agreement, dated as of December 17, 2025, by and between the Parties (“MIPA”), Assignor desires to sell, assign, transfer and convey to Assignee, and Assignee desires to acquire from Assignor, the Acquired Interest, free and clear of any Liens (other than (x) restrictions on transfer under securities Applicable Laws and (y) Liens created by or resulting from the acts of Assignee or any of its Affiliates) on the terms and subject to the conditions set forth herein and in the MIPA.
    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which in hereby acknowledged, the Parties agree as follows:
    W I T N E S S E T H:
1.Conveyance. Effective as of the Closing Date, Assignor hereby irrevocably sells, assigns, transfers and conveys the Acquired Interest, and Assignee hereby purchases and accepts delivery from Assignor of, all Acquired Interests free and clear of any Liens (other than (x) restrictions on transfer under securities Applicable Laws (y) Liens created by or resulting from the acts of Assignee or any of its Affiliates) on the terms and subject to the conditions set forth herein and in the MIPA.

2.No Modification of MIPA. This Assignment is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to the MIPA. Nothing contained in this Assignment will be deemed to modify any of the provisions of the MIPA or to modify, expand, enlarge or lessens any of the rights or obligations of the Parties under the MIPA. To the extent any provision herein conflicts with any provision in the MIPA, the MIPA shall control.

3.Binding Effect. This Assignment shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. This Assignment shall not confer any rights, benefits or remedies upon any person other than the Parties.

4.Further Assurances. Each Party will use commercially reasonable efforts to take, or cause to be taken, actions and to do, or cause to be done, all things necessary, proper or advisable under

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Applicable Laws to consummate and make effective the transactions contemplated by this Assignment and the MIPA, including (a) cooperation in determining whether any action by or in respect of, or filing with, any Government Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with consummation of the transactions contemplated by this Assignment and the MIPA, (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers and (c) the execution of any additional instruments necessary to consummate the transactions contemplated by this Assignment and the MIPA.

5.Assignment. To the extent required or permitted by Law, this Assignment shall constitute an “assignment” of the Acquired Interest.

6.Miscellaneous. Sections 1.1, Section 8, Section 10 and Section 15 of the MIPA are hereby incorporated by reference, mutatis mutandis.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Assignment as evidenced by the following signatures of authorized representatives of the Parties.

ASSIGNOR:

Hess Corporation

Signature:

Name: Urs Widmer

Title: Officer

ASSIGNEE:

John B. Hess

Signature:

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EXHIBIT B — ACCOUNTING ADJUSTMENTS
This Exhibit B identifies the Accounting Adjustments. The Accounting Adjustments identified below will increase or decrease the Purchase Price, depending on whether the adjustment amounts are positive or negative. If an event or circumstance could be interpreted as adjusting the Purchase Price in more than one Accounting Adjustment, or in an Accounting Adjustment and pursuant to a separate provision of the Agreement, the Purchase Price will be adjusted only once for any such amount.
1.EXPENSES ADJUSTMENT
1.1    The Purchase Price will be increased by the Expense Adjustment. The “Expense Adjustment” is the amount of all costs, expenses and charges relating to the assets of the Company which are paid by or on behalf of Seller and are attributable to the 2026 Toy Truck Campaign including all operating and capital expenditures and prepaid expenses relating or attributable to the assets of the Company (exclusive of Seller’s reasonable overhead or administrative expenses attributable or allocable to the Assets).
2.REVENUE ADJUSTMENT
2.1    The Purchase Price will be decreased by the Revenue Adjustment. The “Revenue Adjustment” is an amount equal to the net proceeds that were booked for the 2026 Toy Truck Campaign.
3.OTHER RECEIPTS ADJUSTMENTS
3.1    The Purchase Price will be decreased by the Other Receipts Adjustments. “Other Receipts Adjustments” are the amounts of all income and other receipts received by Seller (other than those dealt with by the Revenue Adjustment) in respect of the assets of the Company relating to the 2026 Toy Truck Campaign (except for any such income or receipt which relates to the 2025 Toy Truck Campaign and which has not been taken into account inures to the benefit of Seller).
4.OTHER EXPENDITURES ADJUSTMENT
4.1    The Purchase Price will be increased by the Other Expenditures Adjustment. The “Other Expenditures Adjustment” is the sum of all expenditures incurred or paid in respect of the Assets by Seller as they relate to the 2026 Toy Truck Campaign, which are not covered in other provisions of this Exhibit B.
END OF EXHIBIT B

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EXHIBIT C — PRELIMINARY SETTLEMENT STATEMENT

HESS TOY TRUCK LLC
Preliminary Settlement Statement
Hess Corporation and John B. Hess, individual

Effective Date:
Closing Date:	[Insert Close Date as Day Month Year]

Purchase Price	US$	[Insert Amount]

Less: Revenue Adjustment	US$	[Insert Amount]

Other Receipts Adjustment	US$	[Insert Amount]

Plus: Expenses Adjustment	US$	[Insert Amount]

Other Expenditures Adjustment	US$	[Insert Amount]

Adjusted Purchase Price	US$	[Insert Amount]

Amount Due Seller	US$	[Insert Amount]

[SELLER’S WIRE INSTRUCTIONS WILL BE INSERTED]

SELLER: Hess Corporation	BUYER: John B. Hess
Signature:	Signature:

Name:
Title:

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